Exhibit Number
99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 465-7000
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2008 RESULTS WITH NET OPERATING REVENUES OF $2.7 BILLION
FRANKLIN, TN. (April 29, 2008) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the three months ended March 31, 2008.
     Net operating revenues for the three months ended March 31, 2008, totaled $2.728 billion, a 136.3 percent increase compared with $1.154 billion for the same period last year. Income from continuing operations decreased 10.1 percent to $51.5 million, or $0.54 per share (diluted), on 95.0 million weighted average shares outstanding for the three months ended March 31, 2008, compared with $57.3 million, or $0.61 per share (diluted), on 94.4 million weighted average shares outstanding for the same period last year. Net income increased 10.7 percent to $60.1 million, or $0.63 per share (diluted), for the three months ended March 31, 2008, compared with $54.3 million, or $0.58 per share (diluted), for the same period last year. Income on discontinued operations for the quarter ended March 31, 2008 consisted of an after-tax gain of approximately $8.6 million, or $0.09 per share (diluted), related to the sale of eleven hospitals during the first quarter of 2008. These facilities were designated as being held for sale at December 31, 2007. Loss on discontinued operations for the quarter ended March 31, 2007, consisted of an after-tax loss of approximately $3.0 million, or $0.03 per share (diluted), related primarily to the sale of one hospital in March 2007, which was designated as being held for sale at December 31, 2006.
     Adjusted EBITDA for the three months ended March 31, 2008, was $383.2 million, compared with $170.2 million for the same period last year, representing a 125.1 percent increase. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest in earnings. The Company uses adjusted EBITDA as a measure of liquidity. Net cash provided by operating activities for the three months ended March 31, 2008, was $8.9 million, compared with $120.3 million for the same period last year.
     The consolidated financial results for the three months ended March 31, 2008, reflect a 111.1 percent increase in total admissions compared with the same period last year. This increase is primarily attributable to the expansion of our hospital portfolio in 2007. On a same-store basis, admissions increased 3.8 percent and adjusted admissions increased 3.8 percent, compared with the same period last year. On a same-store basis, net operating revenues increased 5.7 percent, compared with the same period last year.
     “Community Health Systems is off to a very solid start for 2008,” commented Wayne T. Smith, Chairman, President and Chief Executive Officer of Community Health Systems, Inc. “Our first quarter results reflect our ability to drive revenues and improve the operating performance of both our existing and recently acquired facilities. In addition, the favorable admission trends are due in part to a strong flu season and the additional day during the quarter period because the current year is a leap year.”
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CYH Announces First Quarter 2008 Results

April 29, 2008
     “Our strategic focus for 2008 will be on pursuing growth opportunities within our existing markets,” added Smith. “As we continue our integration efforts, we are expanding our proven business model and identifying operating synergies in order to drive improved returns on the additional assets acquired in 2007. Toward that end, we remain focused on the key areas for success in our business – an effective centralized and standardized operating platform, disciplined cost management, a successful physician recruitment program and strategic investments to ensure we have the right equipment, technologies and clinical services for our hospitals. We are very pleased with our progress to date and remain confident in our ability to extend our record of growth as we move Community Health Systems forward in 2008.”
     Included on pages 9, 10, 11 and 12 of this press release, is a table setting forth the Company’s updated 2008 guidance. This guidance reaffirms the Company’s previous guidance provided on February 21, 2008, with minor changes to the 3rd and 4th quarters’ projection range for income from continuing operations per share.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is the largest publicly-traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 116 hospitals in 28 states with an aggregate of approximately 17,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its QHR subsidiary, the Company provides management and consulting services to over 160 independent non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
     Community Health Systems, Inc. will hold a conference call to discuss this press release on Wednesday, April 30, 2008, at 9:30 a.m. Central, 10:30 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net, or at www.earnings.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through May 30, 2008. A copy of the Company’s Form 8-K (including this press release) and conference call slide show will also be available on the Company’s website at www.chs.net.
     Statements contained in this news release regarding expected operating results, acquisition transactions or divestitures and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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CYH Announces First Quarter 2008 Results

April 29, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Financial Highlights (a)(b)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Net operating revenues	$2,727,554	$1,154,278
Adjusted EBITDA (c)	$383,155	$170,244
Income from continuing operations (d)	$51,493	$57,289
Net income	$60,127	$54,324
Income from continuing operations per share-basic	$0.55	$0.61
Income from continuing operations per share-diluted (d)	$0.54	$0.61
Net income per share — basic	$0.64	$0.58
Net income per share — diluted	$0.63	$0.58
Weighted average number of shares outstanding — basic	94,108	93,403
Weighted average number of shares outstanding — diluted	95,007	94,365
Net cash provided by operating activities	$8,878	$120,347

(For footnotes, see page 8.)
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CYH Announces First Quarter 2008 Results

April 29, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Income (a)(b)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008		2007
		% of Net		% of Net
		Operating		Operating
	Amount	Revenue	Amount	Revenue
Net operating revenues	$2,727,554	100.0%	$1,154,278	100.0%

Operating expenses:
Salaries and benefits	1,087,770	39.9%	462,765	40.1%
Provision for bad debts	297,080	10.9%	128,054	11.1%
Supplies	386,409	14.2%	134,294	11.6%
Other operating expenses	526,167	19.3%	234,165	20.4%
Rent	59,857	2.2%	24,756	2.1%
Depreciation and amortization	122,715	4.5%	48,497	4.2%

Total expenses	2,479,998	91.0%	1,032,531	89.5%

Income from operations	247,556	9.0%	121,747	10.5%
Interest expense, net	165,702	6.1%	28,433	2.5%
Loss from early extinguishment of debt	1,328	0.0%	—	0.0%
Minority interests in earnings	9,682	0.3%	193	0.0%
Equity in earnings of unconsolidated affiliates	(12,884)	-0.5%	—	0.0%

Income from continuing operations before income taxes	83,728	3.1%	93,121	8.0%
Provision for income taxes	32,235	1.2%	35,832	3.0%

Income from continuing operations	51,493	1.9%	57,289	5.0%

Discontinued operations, net of taxes:
Loss from operations of hospitals sold and hospital held for sale (e)	(983)	-0.1%	(2,965)	-0.3%
Gain on sale of hospitals, net	9,617	0.4%	—	0.0%

Income (loss) on discontinued operations	8,634	0.3%	(2,965)	-0.3%

Net income	$60,127	2.2%	$54,324	4.7%

Income from continuing operations per share-basic	$0.55		$0.61

Income from continuing operations per share-diluted	$0.54		$0.61

Net income per share — basic	$0.64		$0.58

Net income per share — diluted	$0.63		$0.58

Weighted average number of shares outstanding:
Basic	94,108		93,403

Diluted	95,007		94,365

Weighted average number of shares outstanding — basic	94,108		93,403
Add effect of dilutive securities:
Stock awards	899		962

Weighted average number of shares outstanding — diluted	95,007		94,365

(For footnotes, see page 8.)
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CYH Announces First Quarter 2008 Results

April 29, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended March 31,
	Consolidated			Same-Store
	2008	2007	% Change	2008	2007	% Change
Number of hospitals (at end of period)	115	70		112	112
Licensed beds (at end of period)	16,966	8,422		16,429	16,564
Beds in service (at end of period)	14,689	6,755		14,177	14,070
Admissions	177,280	83,962	111.1%	172,105	165,802	3.8%
Adjusted admissions	310,251	153,556	102.0%	300,594	289,707	3.8%
Patient days	772,361	345,155	123.8%	748,202	732,121	2.2%
Average length of stay (days)	4.4	4.1		4.3	4.4
Occupancy rate (average beds in service)	58.3%	54.3%		57.9%	57.7%
Net operating revenues	$2,727,554	$1,154,278	136.3%	$2,639,263	$2,496,985	5.7%
Net inpatient revenue as a % of total net operating revenues	51.0%	50.5%		51.1%	50.3%
Net outpatient revenue as a % of total net operating revenues	46.5%	48.4%		46.4%	46.9%
Income from operations	$247,556	$121,747	103.3%	$247,963	$215,759	14.9%
Income from operations as a % of net operating revenues	9.0%	10.5%		9.4%	8.6%
Depreciation and amortization	$122,715	$48,497		$117,940	$110,666
Equity in earnings of unconsolidated affiliates	$12,884	$—		$12,884	$14,214

Liquidity Data:
Adjusted EBITDA	$383,155	$170,244	125.1%
Adjusted EBITDA as a % of net operating revenues	14.0%	14.7%
Net cash provided by operating activities	$8,878	$120,347
Net cash provided by operating activities as a % of net operating revenue	0.3%	10.4%

•	For periods prior to the Company’s July 25, 2007 acquisition, the consolidated operating results and statistical data reflect only Community Health Systems, Inc. and its subsidiaries. Continuing operating results and statistical data exclude discontinued operations for all periods presented.

•	Same-store operating results and statistical data include comparable information for hospitals acquired in the July 25, 2007 acquisition for the months January through March 2008 and 2007.
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CYH Announces First Quarter 2008 Results

April 29, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets (b)
(Unaudited)
($ in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$164,353	$132,874
Patient accounts receivable, net of allowance for doubtful accounts of $1,036,766 and $1,033,516 at March 31, 2008 and December 31, 2007, respectively	1,625,658	1,533,798
Supplies	264,061	262,903
Prepaid income taxes	110,160	99,417
Deferred income taxes	113,741	113,741
Prepaid expenses and taxes	83,852	70,339
Other current assets	244,567	339,826

Total current assets	2,606,392	2,552,898

Property and equipment	6,230,360	6,201,911
Less accumulated depreciation and amortization	(791,963)	(689,337)

Property and equipment, net	5,438,397	5,512,574

Goodwill	4,375,293	4,247,714

Other assets, net	912,267	1,180,457

Total assets	$13,332,349	$13,493,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$19,476	$20,710
Accounts payable	461,437	492,693
Current income taxes payable	—	—
Accrued interest	90,442	153,832
Accrued liabilities	731,271	780,700

Total current liabilities	1,302,626	1,447,935

Long-term debt	8,886,355	9,077,367

Deferred income taxes	407,947	407,947

Other long-term liabilities	1,063,851	849,590

Stockholders’ equity
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 97,195,340 shares issued and 96,219,791 shares outstanding at March 31, 2008 and 96,611,085 shares issued and 95,635,536 shares outstanding at December 31, 2007	972	966
Additional paid-in capital	1,247,241	1,240,308
Treasury stock, at cost, 975,549 shares at March 31, 2008 and December 31, 2007	(6,678)	(6,678)
Accumulated other comprehensive income (loss)	(188,037)	(81,737)
Retained earnings	618,072	557,945

Total stockholders’ equity	1,671,570	1,710,804

Total liabilities and stockholders’ equity	$13,332,349	$13,493,643

(For footnotes, see page 8.)
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CYH Announces First Quarter 2008 Results

April 29, 2008
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities
Net income	$60,127	$54,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,478	51,270
Minority interest in earnings	9,682	193
Stock-based compensation expense	13,246	6,330
Gain on sale of hospitals, net	(12,885)	—
Excess tax benefits relating to stock-based compensation	947	(758)
Other non-cash expenses, net	2,770	132
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(100,057)	(33,322)
Supplies, prepaid expenses and other current assets	(26,584)	(7,867)
Accounts payable, accrued liabilities and income taxes	(81,965)	45,688
Other	21,119	4,357

Net cash provided by operating activities	8,878	120,347

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(1,705)	(44,039)
Purchases of property and equipment	(137,071)	(44,789)
Disposition of hospitals	365,680	—
Proceeds from sale of property and equipment	13,717	134
Increase in other assets	(56,549)	(7,051)

Net cash provided by (used in) investing activities	184,072	(95,745)

Cash flows from financing activities
Proceeds from exercise of stock options	94	3,311
Excess tax benefits relating to stock-based compensation	(947)	758
Deferred financing costs	(2,232)	(14)
Proceeds from minority investors in joint ventures	12,881	1,019
Redemption of minority investments in joint ventures	—	(1,253)
Distributions to minority investors in joint ventures	(7,524)	(1,079)
Borrowings under credit agreement	25,000	—
Repayments of long-term indebtedness	(188,743)	(5,032)

Net cash used in financing activities	(161,471)	(2,290)

Net change in cash and cash equivalents	31,479	22,312

Cash and cash equivalents at beginning of period	132,874	40,566

Cash and cash equivalents at end of period	$164,353	$62,878

(For footnotes, see page 8.)
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CYH Announces First Quarter 2008 Results

April 29, 2008
Footnotes to Financial Statements
(a)	For periods prior to the Company’s July 25, 2007 acquisition, the consolidated operating results and statistical data reflect only Community Health Systems, Inc. and its subsidiaries. Same-store operating results and statistical data include comparable information for hospitals acquired in the July 25, 2007 acquisition for the months January through March 2008 and 2007. Continuing operating results exclude discontinued operations for all periods presented.

(b)	During the three months ended March 31, 2008, the Company updated its analysis of the fair value of the assets and liabilities acquired in the Triad acquisition and revised its purchase price allocation based upon the most current estimates. This purchase price allocation remains preliminary and material adjustments to the fair value of assets, liabilities and goodwill may result upon completion of its analyses (which is expected to be completed by June 30, 2008).

(c)	EBITDA consists of net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest in earnings. The Company has from time to time sold minority interests in certain of its subsidiaries or acquired subsidiaries with existing minority interest ownership positions. The Company believes that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company uses adjusted EBITDA as a measure of liquidity. The Company has included this measure because it believes it provides investors with additional information about the Company’s ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to net cash provided by operating activities as derived directly from the consolidated financial statements for the three months ended March 31, 2008, and 2007 (in thousands):

	Three Months Ended
	March 31,
	2008	2007
Adjusted EBITDA	$383,155	$170,244
Interest expense, net	(165,702)	(28,433)
Provision for income taxes	(32,235)	(35,832)
Loss from operations of hospitals sold and held for sale, net of taxes	(983)	(2,965)
Depreciation and amortization of discontinued operations	—	2,773
Other non-cash expenses, net	(2,472)	5,704
Net changes in operating assets and liabilities, net of effects of acquisitions	(172,885)	8,856

Net cash provided by operating activities	$8,878	$120,347

(d)	Included in income from continuing operations for the three months ended March 31, 2008, is a loss from early extinguishment of debt of $1.3 million with an after-tax impact of $0.9 million related to the repurchase on the open market and cancellation of $62.7 million of Senior Notes and a pre-tax gain of $2.6 million with an after-tax impact of $1.7 million from the sale of some excess land previously held by the Company, resulting in a combined net per share (diluted) gain of $0.01.

(e)	Included in discontinued operations are the following:
•	The Company’s partnership interest in River West L.P., which limited partnership owned and operated River West Medical Center (80 licensed beds) located in Plaquemine, Louisiana, (which partnership interest was sold effective September 1, 2007);

•	Northeast Arkansas Medical Center (104 licensed beds) located in Jonesboro, Arkansas, and Barberton Citizens Hospital (312 licensed beds) located in Barberton, Ohio, which were sold during the fourth quarter of 2007;

•	Russell County Medical Center (78 licensed beds) located in Lebanon, Virginia, nine hospitals with an aggregate total of 1,058 licensed beds located in Alabama, Arkansas, Missouri, Oregon and Tennessee, and one hospital in the Republic of Ireland (122 licensed beds), which were sold during the first quarter of 2008; and

•	One hospital classified as being held for sale at March 31, 2008.
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CYH Announces First Quarter 2008 Results

April 29, 2008
Regulation FD Disclosure
     The following table sets forth selected information concerning the Company’s updated projected consolidated operating results for the year ending December 31, 2008. This projection is based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time. This guidance reaffirms the Company’s previous guidance provided on February 21, 2008, with minor changes to the 3rd and 4th quarters’ projection range for income from continuing operations per share.
     The following is provided as guidance to analysts and investors:

2008
Projection
Range
Net operating revenues (in millions)	$11,000 to $11,300
Adjusted EBITDA (in millions)	$1,570 to $1,600
Income from continuing operations per share — diluted	$2.25 to $2.45
Same hospitals annual admissions/adjusted admissions growth	0.5% to 1.5%
Same hospitals annual revenue growth	4.5% to 5.5%
Weighted average diluted shares (in millions)	95.0 to 96.0

Income from Continuing Operations Per Share - Diluted
2nd quarter ending June 30	$0.54 to $0.60
3rd quarter ending September 30	$0.55 to $0.62
4th quarter ending December 31	$0.62 to $0.69
The following assumptions were used in developing the guidance provided above:
•	Includes the previously announced acquisition of Empire Health Services, located in Spokane, Washington, which is expected to occur in the fourth quarter of 2008. No additional acquisitions are assumed.

•	Other than the sale of the hospitals held for sale which have already been announced, one additional divestiture has been assumed in this guidance.

•	During the first quarter of 2008, the Company began a process to start the discounting of gross billing charges to self-pay patients. This policy change primarily applies to hospitals owned prior to the Triad acquisition and the Company does not expect the result of this policy change to significantly affect the Company’s operating income, as it expects reduced revenues from self-pay patients will be offset by anticipated reduced bad debt expense. The 2008 net operating revenues projection range reflects the estimated impact of this discounting policy. Expressed as a percentage of net operating revenues, the provision for bad debts is projected to be approximately 11.2% to 11.7% for 2008. These percentages may vary depending on changes in payor mix.

•	Expressed as a percent of net operating revenues, depreciation and amortization is projected to be approximately 4.5% to 4.8% for 2008; however, this is a fixed cost and the percentages may vary as revenue varies. Due to the continuing analysis related to the determination of the fair values of assets acquired in connection with the Triad and other acquisitions (U.S. GAAP permits up to one year to complete such analyses), any changes in the Company’s current estimates may result in changes to depreciation and amortization expense projections.

•	For the purpose of providing 2008 interest expense guidance, the Company assumes that the LIBOR rate for borrowing under the Company’s $7.215 billion Senior Secured Credit Facility in 2008 will remain relatively stable to the current LIBOR rate for calendar year 2008. Several interest swap agreements expire in 2008. Since the swap agreements that will replace the expiring swap agreements have terms that are less favorable to the Company, the
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CYH Announces First Quarter 2008 Results

April 29, 2008
Company will realize reduced interest expense savings. Projected interest expense for 2008 also includes amortization on approximately $200 million of deferred loan costs and original issue discount related to financing the Triad acquisition. Based on these assumptions, expressed as a percentage of net operating revenue, interest expense is projected to be approximately 5.8% to 6.1% for 2008; however, these percentages will vary as revenue varies.

•	Expressed as a percentage of net operating revenues, minority interest in earnings is projected to be approximately 0.3% to 0.5% for 2008.

•	On December 13, 2006, the Company announced a new open market repurchase program for up to five million shares of the Company’s common stock not to exceed $200 million in purchases. This repurchase program has commenced and will conclude at the earlier of three years or when the maximum number of shares has been repurchased or the maximum dollar amount has been reached. No shares have been purchased under this new repurchase plan and no significant share purchases have been assumed for 2008.

•	Included in the above guidance is an assumed estimated pre-tax gain of $6.0 million to $8.0 million with an after-tax impact of $4.0 million to $5.0 million, or $0.04 to $0.05 per share (diluted), related to the projected sale during 2008 of excess land currently held by the Company. Included in income from continuing operations for the three months ended March 31, 2008, is a pre-tax gain of $2.6 million with an after-tax impact of $1.7 million from the sale of some of this excess land, resulting in a per share (diluted) gain of $0.02.

•	Expressed as a percentage of income before income taxes, provision for income tax is projected to be approximately 38.4% to 39.4% for 2008.

•	Capital expenditures are projected as follows (in millions):

2008
Guidance
Total	$775 to $800
•	The following table reconciles adjusted EBITDA, as presented in the guidance shown on page 9, to the Company’s estimated net cash provided by operating activities (in millions):

2008
Adjusted EBITDA	$1,570 to $1,600
Taxes and interest expense	(700) to (725)
Other non-cash expenses and net changes in operating assets and liabilities	(120) to (75)

Estimated net cash provided by operating activities	$750 to $800

•	Included in the above guidance for the fourth quarter ending December 31, 2008, is the estimated impact relative to an expected full market basket index increase under the Medicare inpatient prospective payment system coupled with modifications to the Medicare inpatient diagnosis related groups.

•	The Company’s guidance does not take into account any resolution of the previously disclosed allegation by the Civil Division of the U.S. Department of Justice that the Company and three of our New Mexico hospitals have caused the State of New Mexico to submit improper claims for federal funds in violation of the Civil False Claims Act. In a letter dated January 22, 2008, the Civil Division notified us that, based on its investigation, it has calculated that these three hospitals received ineligible federal participation payments from August 2000 to June 2006 of approximately $27.5 million. The Civil Division advised us that were it to proceed to trial, it would seek treble damages plus an appropriate penalty for each of the violations of the False Claims Act. Discussions are continuing with the Civil Division in an effort to resolve this matter. The Company continues to believe that it has not violated the Federal False Claims Act in the manner described in the government’s letter of January 22, 2008.
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CYH Announces First Quarter 2008 Results

April 29, 2008
     The projections set forth in this report constitute forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this filing.
These factors include, among other things:
•	general economic and business conditions, both nationally and in the regions in which we operate;

•	our ability to successfully integrate any acquisitions or to recognize expected synergies from such acquisitions, including the facilities acquired from Triad;

•	risks associated with our substantial indebtedness, leverage and debt service obligations;

•	demographic changes;

•	existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

•	legislative proposals for healthcare reform;

•	the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which includes specific reimbursement changes for small urban and non-urban hospitals;

•	potential adverse impact of known and unknown government investigations;

•	our ability, where appropriate, to enter into managed care provider arrangements and the terms of these arrangements;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	increases in the amount and risk of collectibles of patient accounts receivable;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply costs due to market pressure from pharmaceutical companies and new product releases;

•	liability and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain without significant employment costs, qualified personnel, key management, physicians, nurses and other health care workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in generally accepted accounting principles;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities;

•	our ability to successfully acquire additional hospitals and complete the sale of hospitals held for sale;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs; and

•	the other risk factors set forth in our public filings with the Securities and Exchange Commission.
     The consolidated operating results for the year ended December 31, 2007 and the quarter ended March 31, 2008, are not necessarily indicative of the results that may be experienced for any such future period or for any future fiscal year, including this fiscal year.
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CYH Announces First Quarter 2008 Results

April 29, 2008
     The Company cautions that the projections for calendar year 2008 set forth in this press release are given as of the date hereof based on currently available information. The Company is not undertaking any obligation to update these projections as conditions change or other information becomes available.
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